Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement and Release” or “Agreement”) dated September 4, 2025, is made by and between Blair Jordan, an individual (“Jordan”), Blair Jordan Strategy and Finance Consulting Inc. (“Consultant”) and ETHZilla Corporation, a Delaware corporation, formerly 180 Life Sciences Corp. (“ETHZilla” or the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, ETHZilla, Consultant and Jordan previously entered into an Amended and Restated Executive Consulting Agreement dated June 17, 2025 and effective as of June 1, 2025 (as amended from time to time, the “Consulting Agreement”), pursuant to which the Consultant provided services and Jordan, an agent of Consultant, served as the Chief Executive Officer of ETHZilla and as a member of the Board of Directors of ETHZilla;

WHEREAS, neither Jordan, nor Consultant, have ever served as an employee of the Company, and each of Jordan and Consultant has only provided consulting services to the Company;

WHEREAS, after discussion among the Parties, the Parties believe that it is in the best interest of Jordan, Consultant and ETHZilla to terminate the Consulting Agreement and mutually terminate the consulting services of Consultant and Jordan with ETHZilla, and for Jordan to resign as a member of the Board of Directors of ETHZilla;

WHEREAS, Consultant’s and Jordan’s Consulting Agreement and Jordan’s consulting with ETHZilla is hereby terminated effective September 4, 2025 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Consultant or Jordan may have against ETHZilla and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Consultant’s and Jordan’s consulting with or separation from ETHZilla, each pursuant to the terms and conditions of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises made herein and the Severance Payment (defined below), the receipt and sufficiency of which is acknowledge and confirmed, Consultant, Jordan and ETHZilla hereby agree as follows:

1. Severance Payment. Subject to Consultant’s and Jordan’s compliance with the terms and conditions of this Agreement and Release, ETHZilla agrees to (a) pay Consultant $1,350,000 USD in cash, which would be the amount payable to Consultant pursuant to Section 4.14 of the Consulting Agreement (the “Cash Payment”); (b) execute the Assignment attached as Exhibit A hereto in order to transfer any and all rights and ownership to the design or domain of Volaro to Consultant (the “Volaro Ownership”); and (c) confirm that Consultant’s options that have been granted are fully vested subject to Stockholder Approval (as defined below) (“Vested Option”) (collectively, (a), (b) and (c), the “Contract Termination Payment”). The Cash Payment shall be paid by wire transfer, and the Volaro Ownership shall be transferred, within three (3) days of the Separation Date (the “Payment Date”). Consultant and Jordan agree that the Volaro Ownership transfer and Release from ETHZilla represents consideration which would not otherwise be due to Jordan or Consultant from a termination of the Consulting Agreement.

2. Release of Further Payments. The consideration set forth in Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Consultant or Jordan or on Consultant’s or Jordan’s behalf against ETHZilla. In furtherance of the above, and without limiting any other term or condition of this Agreement and Release, Consultant and Jordan agree to release any rights that they may have to, and to waive all rights of ETHZilla to pay, other than as set forth in Paragraph 1, any fees set forth in the Consulting Agreement, any bonus, accrued compensation, , any stock or option compensation, and further acknowledge that they are not owed any funds from ETHZilla in connection with unreimbursed business expenses as of the date of this Agreement and Release and/or any other amounts due under the Consulting Agreement.

Separation and Release Agreement

3. No Further Payments. Except as described in Paragraph 1, Consultant and Jordan acknowledge and agree that they are not entitled to any other compensation, benefits, stock compensation, options, or other payments in connection with their engagement by, or consulting or positions with, ETHZilla or the termination thereof, or pursuant to the Consulting Agreement or the termination thereof or otherwise.

4. Consultant and Jordan Acknowledgements. By entering into this Agreement and Release, Consultant and Jordan confirm and acknowledge the Separation Date and the Consultant shall be deemed to have voluntarily resigned from consulting with ETHZilla as of the Separation Date. Jordan and Consultant further acknowledge and confirm that Consultant has been paid or will be paid for any type of compensation due to Consultant, for work performed through and including the Separation Date. Concurrently with Consultant [and Jordan’s] entry into this Agreement, Consultant shall cause Jordan to provide a written resignation, resigning as an officer and director of ETHZilla. Consultant and Jordan represent that they do not have any pending lawsuits, claims, or actions against ETHZilla and have fully disclosed all lawsuits, claims, or actions to ETHZilla prior to executing this Agreement and Release. Jordan and Consultant further confirm and acknowledge that neither Jordan, nor Consultant, have ever served as an employee of the Company, and each of Jordan and Consultant has only provided consulting services to the Company. On or immediately following the Separation Date, the Consultant and Jordan will deliver to the Company, in a reasonable state of repair, all property including without limitation, all copies, extracts and summaries, whether in written, digital, magnetic or electronic form, of documents and information of the Company in the possession or under the control or direction of the Consultant and Jordan as of the Separation Date, as well as all logins and passwords relating to the Company which are in the possession of Jordan.

5. Mutual Releases.

a)	In exchange for the promises made in this Agreement, and the consideration described at paragraph 1 and as further detailed in this Agreement, as of the Effective Date, Consultant and Jordan, irrevocably and unconditionally release, acquit and forever discharge ETHZilla, and each of its owners, directors, officers, employees, agents, representatives, attorneys, insurers, successors, and all persons acting on their behalf (collectively “the ETHZilla Releasees”), or any of them, from any and all damages, claims, complaints, liabilities, controversies, causes of action, suits, and demands of any nature whatsoever (including those for attorneys’ fees, experts’ fees, or any other damages), whether known or unknown, suspected or unsuspected, which Consultant and Jordan now has or claims to have or which Consultant and Jordan has asserted or could have asserted against any of the ETHZilla Releasees that in any way relate to the Consulting Agreement, performance in accordance with the Consulting Agreement, and the termination of the Consulting Agreement.

b)	In exchange for the promises made in this Agreement, and the consideration described at paragraph 1 and as further detailed in this Agreement, as of the Effective Date, ETHZilla, irrevocably and unconditionally release, acquit and forever discharge Consultant and Jordan, and each of their owners, directors, officers, employees, agents, representatives, attorneys, insurers, successors, and all persons acting on their behalf (collectively “the Consultant and Jordan Releasees”), or any of them, from any and all damages, claims, complaints, liabilities, controversies, causes of action, suits, and demands of any nature whatsoever (including those for attorneys’ fees, experts’ fees, or any other damages), whether known or unknown, suspected or unsuspected, which ETHZilla now has or claims to have or which ETHZilla has asserted or could have asserted against any of the Consultant and Jordan Releasees that in any way relate to the Consulting Agreement, performance in accordance with the Consulting Agreement, and the termination of the Consulting Agreement.

Separation and Release Agreement

c)	Consultant, Jordan, and ETHZilla each expressly waive all provisions, rights, and benefits of Section 1542 of the California Civil Code for any claims the Releasors have against the Releasees. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

This waiver of all rights and benefits afforded by Section 1542 is done with the understanding and acknowledgement of the significance of such a specific waiver of Section 1542. Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge, Consultant, Jordan, and ETHZilla expressly acknowledge that this Agreement is intended to include in its effect (without limitation) all claims known or suspected, as well as all claims that are unknown or unsuspected, and that this Agreement expressly contemplates the extinguishment of any such claims. This waiver also applies to any other relevant re-codification or similar laws implemented hereafter substantially covering the subject matter of Section 1542.

d)	Consultant and Jordan specifically waive any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the ETHZilla Releasees based on any acts or omissions occurring on or before the date of Consultant’s and Jordan’s signing of this Agreement and Release. If Consultant or Jordan is asserted to be a member of a class in a case against any of the ETHZilla Releasees based on any acts or omissions occurring on or before the date of Consultant’s or Jordan’s signing of this Agreement and Release, Consultant and Jordan shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. For acts or omissions that occurred prior to the signing of this Agreement and Release, Consultant and Jordan agree that Consultant and Jordan will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the ETHZilla Releasees, except as required by law.

6. Indemnification. ETHZilla shall indemnify, defend and hold Consultant and Jordan (and all owners, employees, and agents) harmless from and against all claims, demands, actions, losses, damages, assessments, liabilities, costs, and expenses, including without limitation, interest, penalties, reasonable attorneys’ fees and costs, which may at any time be incurred by, or be asserted against, any and all of them, directly or indirectly, arising out of Consultant and Jordan’s performance of the Consulting Agreement. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a Party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations hereunder. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Separation and Release Agreement

7. Claims Not Released. Consultant and Jordan are not waiving any rights hereunder that Consultant and Jordan may have to: (i) the Cash Payment and Vested Options; (ii) any rights or claims Consultant and Jordan may have for indemnification, and/or contribution, advancement or payment of related expenses, or any other written agreement with ETHZilla, ETHZilla’s Bylaws or other organizing documents, and/or under applicable law; (iii)  claims which by law cannot be waived by signing this Agreement; (iv) enforce or challenge the validity of this Agreement; (v) coverage under any directors and officers liability insurance, other insurance policies of ETHZilla, which ETHZilla agrees to maintain to ensure coverage of Consultant and Jordan, COBRA or any similar state law; (vi) as a shareholder of ETHZilla, if applicable; and (vii) any claims arising after the date of this Agreement.

8. No Admission. The Parties acknowledge that the execution of this Agreement and the payment of consideration, the sufficiency of which are hereby acknowledged, are not and shall not be construed in any way as an admission of wrongdoing or liability on the part of any Party.

9. Confirmation of No ETHZilla Property. Unless otherwise provided by this Agreement, Consultant’s and Jordan’s signature below constitutes Consultant’s and Jordan’s agreement that they don’t have any original or copies of any files, notes, programs, correspondence (whether electronic or hard copy), intellectual property, documents, slides, computer disks, printouts, reports, lists of ETHZilla’s clients or leads or referrals to prospective clients, nor do they have any other media or property in their possession or control which contain or pertain to Confidential Information (as defined below) or any other items provided to Consultant and Jordan by ETHZilla, developed or obtained by Consultant and Jordan in connection with Consultant’s and Jordan’s consulting with ETHZilla, or otherwise belonging to ETHZilla.

10. Restrictive Covenants:

a. Confidential Information. Consultant and Jordan understand and agree that Consultant and Jordan may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about ETHZilla, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to ETHZilla’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of ETHZilla, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to ETHZilla, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to ETHZilla, such as product formulations, methods, intellectual property, patented technology, patent pending technology, and technology which may be patented in the future, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, source codes, computer models, and research and development projects; (iii) client and supplier information, such as the identity of ETHZilla’s clients and suppliers, the names of representatives of ETHZilla’s clients and suppliers responsible for entering into contracts with ETHZilla, the amounts paid by such clients and suppliers to ETHZilla, specific client needs and requirements, and leads and referrals to prospective clients and suppliers; (iv) personnel information, such as the identity and number of ETHZilla’s consultants, employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of ETHZilla, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Consultant and Jordan know or should know is subject to a restriction on disclosure or which Consultant and Jordan know or should know is considered by ETHZilla or ETHZilla’s clients or suppliers or prospective clients or suppliers to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; (vii) intellectual property, including inventions and copyrightable works and (viii) any information related to any governmental investigations. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by ETHZilla at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files.

Separation and Release Agreement

b. Confidentiality Requirements. Consultant and Jordan acknowledge and agree that ETHZilla is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by ETHZilla at its great effort and expense. Consultant and Jordan further acknowledge and agree that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by ETHZilla, will be highly detrimental to ETHZilla and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Consultant and Jordan agree that Consultant and Jordan will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of ETHZilla or by order of a court of competent jurisdiction after providing ETHZilla with sufficient notice to contest such order (the “Confidentiality Requirements”).

c. Non-Use of Confidential Information. Consultant and Jordan agree not to use, disclose to others, or permit anyone access to any of ETHZilla’s trade secrets or confidential or proprietary information without ETHZilla’s express consent, and to return immediately to ETHZilla all of ETHZilla’s property, including all files related to ETHZilla, upon termination of Consultant’s and Jordan’s consulting. Consultant and Jordan shall not retain any copy or other reproduction whatsoever of any ETHZilla’s property after the termination of Consultant’s and Jordan’s consulting.

d. Mutual Non-Disparagement. ETHZilla, Consultant, Jordan, and the Released Parties identified in paragraph 5 here agree not to say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of each other concerning Consultant and Jordan, ETHZilla or any Released Party, Consultant’s and Jordan’s consulting with ETHZilla, acts occurring before the signing of this Agreement and Release, before the Separation Date or relating to this Agreement and Release and the matters covered hereby, or any other matter whatsoever, provided that nothing shall prohibit Consultant and Jordan from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission, Occupational Safety and Health Administration or any other government authority or self-regulatory agency (collectively, “Agencies”), or prohibit Consultant and Jordan from discussing any such matters with any Agency (collectively, the “Non-Disparagement Requirements”). Nothing in this agreement prevents Consultant and Jordan from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant and Jordan has reason to believe is unlawful. Nothing in this Agreement prevents or restricts Consultant and Jordan from disclosing factual information relating to claims of harassment, discrimination, or retaliation under the Fair Employment and Housing Act (FEHA), the Equal Employment Opportunity Commission, or a state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age. Further, nothing in this Agreement or any other agreement by ETHZilla and Consultant and Jordan shall prohibit or restrict Consultant and Jordan from (i) voluntarily communicating with an attorney retained by Consultant and Jordan, (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by any Agencies, (iii) recovering a Securities and Exchange Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Consultant and Jordan first promptly notifies and provides ETHZilla with the opportunity to seek, and join in its efforts at the sole expense of ETHZilla, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy.

e. Non-Interference. For a period of one (1) year from the Separation Date (the “Non-Solicitation Period”), Consultant and Jordan agree to not interfere with ETHZilla’s and any of its affiliates’ business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Consultant or Jordan or any future employer of Consultant or Jordan or to leave the service of ETHZilla or its affiliate(s).

Separation and Release Agreement

f. Reasonableness. Consultant and Jordan acknowledge and agree that the restrictions set forth in this Paragraph 10  are critical and necessary to protect ETHZilla’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Consultant and Jordan also acknowledge and agree that ETHZilla would be irreparably damaged if Consultant or Jordan were to breach the covenants set forth in this Paragraph 10  and in the event that Consultant or Jordan breaches any of the provisions in Paragraph 10, ETHZilla will be entitled to injunctive relief, in addition to any other damages to which it may be entitled as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Consultant and Jordan further acknowledge that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Paragraph 10.

g. Invalid or Unenforceable Provisions. Each word, phrase, sentence, Paragraph or provision (each a “Provision”) of this Paragraph 10 is severable. If any Provision of this Paragraph 10 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement and Release or this Paragraph 10. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

11. Assistance Following Termination. Consultant and Jordan agree that, following the Separation Date, they will make themselves available to work with ETHZilla upon request in all matters relating to the completion of their pending work on behalf of ETHZilla and in connection with the orderly transition of such work to such employees or consultants as ETHZilla may designate. ETHZilla will reimburse Consultant at Consultant’s daily rate of $1,500.00 USD a day and any reasonable out-of-pocket expenses incurred.

12. Cooperation in Investigations and Litigation. In connection with ETHZilla’s pending legal matters and in the event ETHZilla becomes involved in any future investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during Consultant’s and Jordan’s consulting and about which Consultant and Jordan have personal knowledge, Consultant and Jordan agree that Consultant and Jordan will, at any future time, be available upon reasonable notice from ETHZilla, with or without subpoena, to assist and support the litigation, including answering discovery requests. ETHZilla will reimburse Consultant at Consultant’s daily rate of $1,500.00 USD a day and any reasonable out-of-pocket expenses incurred to complete these tasks. To the extent Consultant or Jordan are subpoenaed to give depositions, or testify, with respect to matters of which Consultant and Jordan have or may have knowledge as a result of or in connection with Consultant’s and Jordan’s consulting relationship with ETHZilla, Consultant and Jordan agree that Jordan will truthfully, forthrightly, and completely provide testimony. Consultant and Jordan further agree that Consultant and Jordan will not be compensated in any way by ETHZilla for Consultant’s and Jordan’s testimony after receiving subpoenas to testify at a deposition or trial, except that Consultant and Jordan shall be reimbursed as permitted by law for any reasonable expenses that Consultant and Jordan incur in providing testimony.

13. Requests for References. ETHZilla will confirm Consultant’s role, and dates of service in connection with any requests for references for Consultant.

14. Costs and Fees Incurred. Each Party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

15. Modifications. This Agreement and Release contains the full agreement of the Parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Jordan and ETHZilla or their authorized agents.

Separation and Release Agreement

16. Acknowledgements. The Parties acknowledge and agree that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by the Parties’ own free will and volition, without reliance upon any statement or representation by any other Party except as set forth herein; (c)  the Parties are legally competent to execute this Agreement and Release and to accept full responsibility therefor; and (d)  the Parties have read and fully understands the meaning of each provision of this Agreement and Release.

17. Effective Date. This Agreement and Release shall become effective and enforceable on the date executed by ETHZilla, Consultant and Jordan (the “Effective Date”).

18. Assignment of Voting Rights. Consultant and Jordan shall assign his voting rights, held for the benefit of the Company, to those certain shares of common stock owned by Dr. James Woody as of the record date of August 20, 2025, to such person as may be designated by the Company.

19. Termination of Unvested Options; and Exercise Period For Options. Consultant agrees and acknowledges that any unvested options to purchase shares of common stock of ETHZilla held by Consultant as of the Separation Date shall be deemed forfeited and terminated as of the Separation Date, and that (a) options to purchase 410,000 shares of common stock of the Company with an exercise price of $0.929 per share which were granted to the Consultant in June 2025 (the “June 2025 Options”), are currently exercisable and will be exercisable for three months following the Separation Date; and (b) (i) options to purchase 3,908,986 shares of common stock of the Company with an exercise price of $2.92 which were granted in July 2025 to the Consultant (the “July 2025 Options”); and (ii) options to purchase 771,004 shares of common stock of the Company with an exercise price of $3.01 which were granted in August 2025 to the Consultant (the “August 2025 Options”, and the July 2025 Options, the “Options”), are exercisable for ten years following their applicable grant dates, subject to Stockholder Approval (as defined below).

20. Governing Law. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of Delaware.

21. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by priority or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation and electronically by email with written delivery receipt; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth below or to such other notice address as the other Party has provided by written notice:

If to Company:	If to Jordan or Consultant:

ETHZilla Corporation	Blair Jordan
2875 South Ocean Blvd.	244-2035 Glenaire Dr
Suite 200	North Vancouver, B.C. V7P1Y2
Palm Beach, FL 33480	Canada
Email: [dloev@loevlaw.com]	Email: blair.jordan@highmontadvisors.com

22. Waiver. The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

23. Severability. The provisions of this Agreement and Release are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of this Agreement and Release will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

Separation and Release Agreement

24. No Assignment or Transfer. Consultant and Jordan warrant and represent that Consultant and Jordan have not heretofore assigned or transferred to any person not a party to this Agreement and Release any released matter or any part or portion thereof and Consultant shall defend, indemnify and hold ETHZilla and ETHZilla Releasees harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

25. Not Assignable. This Agreement and Release is personal to Consultant and Jordan and shall not, without the prior written consent of ETHZilla, be assignable by Consultant and Jordan. This Agreement and Release shall inure to the benefit of and be binding upon ETHZilla and its respective successors and assigns and any such successor or assignee shall be deemed substituted for ETHZilla under the terms of this Agreement and Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of ETHZilla, acquires all or substantially all of ETHZilla’s assets, or to which ETHZilla assigns this Agreement and Release by operation of law or otherwise.

26. Counterparts. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

27. Vested Options. The Company confirms and acknowledges that the June 2025 Options are currently vested and exercisable by the Consultant and the July 2025 Options and August 2025 Options, are currently vested, but are not exercisable until or unless the stockholders of the Company approve the plans under which such July 2025 Options and August 2025 Options were granted (the “Stockholder Approval”). If Stockholder Approval is not received at the planned meeting of shareholders on October 7, 2025, the Company commits to use commercially reasonable best efforts to hold at least one additional meeting of shareholders of the Company to obtain Stockholder Approval. In the event that the Stockholder Approval is not received within 12 months of the adoption dates of such plans, such July 2025 Options and August 2025 Options are to be unwound and cancelled.

28. Volaro Ownership. Promptly following the Separation Date, the Company shall take whatever actions necessary to transfer the Volaro Ownership to Consultant.

29. Clawback. Consultant and Jordan agree that, notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Consultant and Jordan under the Consulting Agreement or any other agreement or arrangement with ETHZilla which is subject to recovery under any law, government regulation, or stock exchange listing requirement is be subject to such deductions and clawback pursuant to applicable law and ETHZilla’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation, as may be amended or modified from time to time. With respect to any potential clawback or recovery effected or subject to a determination by the Board of Directors (the “Board”), the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Consultant and Jordan prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Consultant and Jordan (and their counsel) an opportunity to present to the Board all relevant information related to such determination.

30. Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement (including without limitation any Contract Termination Payment) is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Consultant acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Consultant to incur any additional tax or interest under Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be its responsibility. ETHZilla and Consultant will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Consultant under Section 409A. In no event will the ETHZilla Releasees have any obligation, liability or responsibility to reimburse, indemnify or hold harmless Consultant for any taxes imposed, or other costs incurred, as a result of Section 409A. The Separation Date is intended to constitute Consultant’s and Jordan’s “separation from service” within the meaning of Section 409A.

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Separation and Release Agreement

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Blair Jordan		ETHZilla Corporation

Signature:	/s/ Blair Jordan	Signature:	/s/ Ryan Smith
		Printed Name:	Ryan Smith
		Title:	Lead Director

September 4, 2025		September 4, 2025
Date		Date

Blair Jordan Strategy and Finance
Consulting Inc.

Signature:	/s/ Blair Jordan
Printed Name:	Blair Jordan
Title:	Director

Date September 4, 2025

Separation and Release Agreement